SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 4, 2005

IMPAC Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50082	94-3109238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Evelyn Avenue, Mountain View, CA	94041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 623-8800

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01. Other Events.

Stockholder Vote on Acquisition of IMPAC by Elekta AB (publ). At the annual meeting of stockholders held today, April 4, 2005, the IMPAC Medical Systems, Inc. (“IMPAC”) stockholders of record on February 25, 2005 approved an agreement and plan of merger that provides for IMPAC to be acquired by Elekta AB (publ) (“Elekta”), by means of a merger of a subsidiary of Elekta with IMPAC.

The acquisition of IMPAC by Elekta closed immediately after the stockholder meeting, and, as a result, IMPAC has become an indirect, wholly owned subsidiary of Elekta. Under the terms of the agreement and plan of merger, Elekta will pay $24.00 in cash for each outstanding share of IMPAC common stock. IMPAC’s common stock will no longer trade on the NASDAQ National Market effective today.

IMPAC stockholders who hold their shares directly will receive instructions in the mail describing the process to exchange their IMPAC stock certificates for the cash payment. IMPAC stockholders whose shares are held through intermediaries such as banks or brokers will receive information about their holdings from those institutions.

Agreement to Settle Litigation. On January 21, 2005, an alleged holder of IMPAC common stock filed a purported class action lawsuit, “Stakely v. IMPAC Medical Systems, Inc., et al.” in California Superior Court for the County of Santa Clara seeking a preliminary and permanent injunction to enjoin the company from consummating the merger, as well as attorneys’ fees and other remedies. IMPAC has reached an agreement in principle with counsel to the plaintiffs relating to this matter. Under the terms of the agreement, the lawsuit will be dismissed with prejudice in return for a $100,000 payment of attorneys’ fees and costs to plaintiff’s counsel, on the basis that the principal claims asserted in the complaint were rendered moot by additional information included in the proxy statement after the action was filed. No class will be certified, and the individual claims asserted by plaintiff will be released. Neither IMPAC nor any member of IMPAC’s board of directors (named as co-defendants in the lawsuit) will be required to make any other payment in connection with the proposed settlement, which is subject to court approval. There can be no assurance that the settlement will be approved by the court.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MEDICAL SYSTEMS, INC.

By:	/s/ Kendra A. Borrego
Kendra A. Borrego Chief Financial Officer

Date: April 4, 2005

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